CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the inclusion in this Annual Report [Form 20-F] of our report dated July 22, 2005 (except for Notes 13 (a) and (b) which are as of August 29 and 31, 2005 respectively) with respect to the consolidated financial statements of Grandview Gold Inc. (formerly Consolidated Grandview Inc.) for the years ended May 31, 2005, 2004, and 2003.

McCarney Greenwood LLP
Chartered Accountants

Toronto, Canada
December 23, 2005

McCarney Greenwood LLP Chartered Accountants 10 Bay Street, Suite 900 Toronto, ON M5J 2R8 T 416 362 0515 F 416 362 0539